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                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                         12 Months
                                                                                                                          Ended
                                                                               Year Ended December 31,                   March 31,
                                                      --------------------------------------------------------------    ---------
                                                        1990         1991          1992         1993         1994          1995
                                                      --------     --------      --------     --------     --------        ----
                                                                        (Thousands of Dollars Except Ratios)
Net Income for the Period . . . .                     $294,219     $321,512      $302,748     $297,160     $320,757     $320,755
                                                      --------     --------      --------     --------     --------     --------
   Add:
Taxes Based on Income . . . . . .                      191,532      218,954       197,009      182,716      203,827      202,214
                                                     ---------    ---------     ---------    ---------    ---------     --------
Fixed Charges:
   Interest on Debt . . . . . . .                      183,215      163,061       125,798      124,430      135,608      136,658 (*)
   Amortization of Premium
      and Discount, Less
      Expense, on Debt; and
      Bond Defeasance Cost  . . .                        4,369        4,148         9,521        5,170        5,504        5,505
   Rentals (See Note) . . . . . .                        1,114        1,171           908        1,314        1,299        1,747
                                                     ---------    ---------     ---------    ---------   ----------   ----------
        Total Fixed Charges . . .                      188,698      168,380       136,227      130,914      142,411      143,910
                                                     ---------    ---------     ---------    ---------   ----------   ----------

Earnings Available for Fixed
  Charges . . . . . . . . . . . .                     $674,449     $708,846      $635,984     $610,790     $666,995     $666,879
                                                      ========     ========      ========     ========     ========     ========

Ratio of Earnings to Fixed
  Charges . . . . . . . . . . . .                         3.57         4.21          4.66         4.66         4.68         4.63
                                                      ========     ========      ========     ========     ========     ========




(*) Total annual interest charges on all bonds for the twelve months ended March 31, 1995 was $114,508,000.

Note:  Represents the interest factor applicable to rentals.